Exhibit 24

TURNER, JONES AND ASSOCIATES, P.L.L.C.

Certified Public Accountants

108 Center Street, North, 2nd Floor

Vienna, Virginia 22180-5769

(703) 242-6500

FAX (703) 242-1600

May 11, 2006

Environmental Energy Services, Inc.

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

As independent auditors of Environmental Energy Services, Inc., we hereby consent to the incorporation of our report dated May 8, 2006, relating to the consolidated balance sheet of Environmental Energy Services, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2005 and 2004 in the Form 10-KSB of Environmental Energy Services, Inc. for the years ended December 31, 2005 and 2004.

/s/ Turner, Jones and Associates, P.L.L.C.

Vienna, Virginia

May 11, 2006

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